                                 UNITED STATES

                      SECURITIES AND EXCHANGE COMMISSION

                           WASHINGTON, D.C.  20549


                                 SCHEDULE 13G
                                (RULE 13d-102)

            INFORMATION STATEMENT PURSUANT TO RULES 13d-1 AND 13d-2

                  UNDER THE SECURITIES EXCHANGE ACT OF 1934

                              (Amendment No. 4)*




                              SHILOH INDUSTRIES, INC.
  -----------------------------------------------------------------------------
                               (Name of Issuer)



                     COMMON STOCK, PAR VALUE $.01 PER SHARE
  -----------------------------------------------------------------------------
                        (Title of Class of Securities)


                                  824543 10 2
  -----------------------------------------------------------------------------
                                 (Cusip Number)





*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.


The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                                  SCHEDULE 13G

 CUSIP NO. 824543 10 2

-----------------------------------------------------------------------------------------------------------
|   1 | NAME OF REPORTING PERSON                                                                          |
|     | S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON                                                 |
|     | Dominick C. Fanello                                                                               |
|     | S.S. No. ###-##-####                                                                              |
|-----|---------------------------------------------------------------------------------------------------|
|   2 | CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                                       (a) [   ] |
|     |                                                                                              ---- |
|     |                                                                                         (b) [ X ] |
|     |                                                                                              ---- |
|-----|---------------------------------------------------------------------------------------------------|
|   3 | SEC USE ONLY                                                                                      |
|     |                                                                                                   |
|-----|---------------------------------------------------------------------------------------------------|
|   4 | CITIZENSHIP OR PLACE OF ORGANIZATION                                                              |
|     |                                                                                                   |
|     | United States of American                                                                         |
|-------------------------------|-------|-----------------------------------------------------------------|
|            NUMBER OF          |     5 |  SOLE VOTING POWER                                              |
|                               |       |                                                                 |
|             SHARES            |       |  1,637,307                                                      |
|                               |-------|-----------------------------------------------------------------|
|          BENEFICIALLY         |     6 |  SHARED VOTING POWER                                            |
|                               |       |                                                                 |
|            OWNED BY           |       |  175,406                                                        |
|                               |-------|-----------------------------------------------------------------|
|              EACH             |     7 |  SOLE DISPOSITIVE POWER                                         |
|                               |       |                                                                 |
|            REPORTING          |       |  1,637,307                                                      |
|                               |       |                                                                 |
|             PERSON            |-------|-----------------------------------------------------------------|
|                               |     8 |  SHARED DISPOSITIVE POWER                                       |
|              WITH             |       |                                                                 |
|                               |       |  175,406                                                        |
|-------------------------------|-------|-----------------------------------------------------------------|
|   9 | AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON                                      |
|     |                                                                                                   |
|     | 1,812,713                                                                                         |
|-----|---------------------------------------------------------------------------------------------------|
|  10 | CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN                                     |
|     | SHARES*                                                                                     [   ] |
|     |                                                                                              ---- |
|-----|---------------------------------------------------------------------------------------------------|
|  11 | PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)                                                 |
|     |                                                                                                   |
|     | 13.9%                                                                                             |
|-----|---------------------------------------------------------------------------------------------------|
|  12 | TYPE OF REPORTING PERSON*                                                                         |
|     |                                                                                                   |
|     | IN                                                                                                |
-----------------------------------------------------------------------------------------------------------

                      *SEE INSTRUCTION BEFORE FILLING OUT!

                                  SCHEDULE 13G

 CUSIP NO. 824543 10 2

-----------------------------------------------------------------------------------------------------------
|   1 | NAME OF REPORTING PERSON                                                                          |
|     | S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON                                                 |
|     | James C. Fanello                                                                                  |
|     | S.S. No. ###-##-####                                                                              |
|-----|---------------------------------------------------------------------------------------------------|
|   2 | CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                                       (a) [   ] |
|     |                                                                                              ---- |
|     |                                                                                         (b) [ X ] |
|     |                                                                                              ---- |
|-----|---------------------------------------------------------------------------------------------------|
|   3 | SEC USE ONLY                                                                                      |
|     |                                                                                                   |
|-----|---------------------------------------------------------------------------------------------------|
|   4 | CITIZENSHIP OR PLACE OF ORGANIZATION                                                              |
|     |                                                                                                   |
|     | United States of America                                                                          |
|-------------------------------|-------|-----------------------------------------------------------------|
|            NUMBER OF          |     5 |  SOLE VOTING POWER                                              |
|                               |       |                                                                 |
|             SHARES            |       |  1,637,007                                                      |
|                               |-------|-----------------------------------------------------------------|
|          BENEFICIALLY         |     6 |  SHARED VOTING POWER                                            |
|                               |       |                                                                 |
|            OWNED BY           |       |  196,005                                                        |
|                               |-------|-----------------------------------------------------------------|
|              EACH             |     7 |  SOLE DISPOSITIVE POWER                                         |
|                               |       |                                                                 |
|            REPORTING          |       |  1,637,007                                                      |
|                               |       |                                                                 |
|             PERSON            |-------|-----------------------------------------------------------------|
|                               |     8 |  SHARED DISPOSITIVE POWER                                       |
|              WITH             |       |                                                                 |
|                               |       |  1,833,012                                                      |
|-------------------------------|-------|-----------------------------------------------------------------|
|   9 | AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON                                      |
|     |                                                                                                   |
|     | 1,833,012                                                                                         |
|-----|---------------------------------------------------------------------------------------------------|
|  10 | CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN                                     |
|     | SHARES*                                                                                     [   ] |
|     |                                                                                              ---- |
|-----|---------------------------------------------------------------------------------------------------|
|  11 | PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)                                                 |
|     |                                                                                                   |
|     | 14.0%                                                                                             |
|-----|---------------------------------------------------------------------------------------------------|
|  12 | TYPE OF REPORTING PERSON*                                                                         |
|     |                                                                                                   |
|     | IN                                                                                                |
-----------------------------------------------------------------------------------------------------------

                      *SEE INSTRUCTION BEFORE FILLING OUT!

                                  SCHEDULE 13G

 CUSIP NO. 824543 10 2

-----------------------------------------------------------------------------------------------------------
|   1 | NAME OF REPORTING PERSON                                                                          |
|     | S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON                                                 |
|     | Robert L. Grissinger                                                                              |
|     | S.S. No. ###-##-####                                                                              |
|-----|---------------------------------------------------------------------------------------------------|
|   2 | CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                                       (a) [   ] |
|     |                                                                                              ---- |
|     |                                                                                         (b) [ X ] |
|     |                                                                                              ---- |
|-----|---------------------------------------------------------------------------------------------------|
|   3 | SEC USE ONLY                                                                                      |
|     |                                                                                                   |
|-----|---------------------------------------------------------------------------------------------------|
|   4 | CITIZENSHIP OR PLACE OF ORGANIZATION                                                              |
|     |                                                                                                   |
|     | united States of America                                                                          |
|-------------------------------|-------|-----------------------------------------------------------------|
|            NUMBER OF          |     5 |  SOLE VOTING POWER                                              |
|                               |       |                                                                 |
|             SHARES            |       |  404,049                                                        |
|                               |-------|-----------------------------------------------------------------|
|          BENEFICIALLY         |     6 |  SHARED VOTING POWER                                            |
|                               |       |                                                                 |
|            OWNED BY           |       |  106,906                                                        |
|                               |-------|-----------------------------------------------------------------|
|              EACH             |     7 |  SOLE DISPOSITIVE POWER                                         |
|                               |       |                                                                 |
|            REPORTING          |       |  404,049                                                        |
|                               |       |                                                                 |
|             PERSON            |-------|-----------------------------------------------------------------|
|                               |     8 |  SHARED DISPOSITIVE POWER                                       |
|              WITH             |       |                                                                 |
|                               |       |  106,906                                                        |
|-------------------------------|-------|-----------------------------------------------------------------|
|   9 | AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON                                      |
|     |                                                                                                   |
|     | 404,049                                                                                           |
|-----|---------------------------------------------------------------------------------------------------|
|  10 | CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN                                     |
|     | SHARES*                                                                                     [ X ] |
|     |                                                                                              ---- |
|-----|---------------------------------------------------------------------------------------------------|
|  11 | PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)                                                 |
|     |                                                                                                   |
|     | 3.1%                                                                                              |
|-----|---------------------------------------------------------------------------------------------------|
|  12 | TYPE OF REPORTING PERSON*                                                                         |
|     |                                                                                                   |
|     | IN                                                                                                |
-----------------------------------------------------------------------------------------------------------

                      *SEE INSTRUCTION BEFORE FILLING OUT!

                                  SCHEDULE 13G

 CUSIP NO. 824543 10 2

-----------------------------------------------------------------------------------------------------------
|   1 | NAME OF REPORTING PERSON                                                                          |
|     | S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON                                                 |
|     | Robert E. Sutter                                                                                  |
|     | S.S. No. ###-##-####                                                                              |
|-----|---------------------------------------------------------------------------------------------------|
|   2 | CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                                       (a) [   ] |
|     |                                                                                              ---- |
|     |                                                                                         (b) [ X ] |
|     |                                                                                              ---- |
|-----|---------------------------------------------------------------------------------------------------|
|   3 | SEC USE ONLY                                                                                      |
|     |                                                                                                   |
|-----|---------------------------------------------------------------------------------------------------|
|   4 | CITIZENSHIP OR PLACE OF ORGANIZATION                                                              |
|     |                                                                                                   |
|     | United States of America                                                                          |
|-------------------------------|-------|-----------------------------------------------------------------|
|            NUMBER OF          |     5 |  SOLE VOTING POWER                                              |
|                               |       |                                                                 |
|             SHARES            |       |  293,049                                                        |
|                               |-------|-----------------------------------------------------------------|
|          BENEFICIALLY         |     6 |  SHARED VOTING POWER                                            |
|                               |       |                                                                 |
|            OWNED BY           |       |  2,000                                                          |
|                               |-------|-----------------------------------------------------------------|
|              EACH             |     7 |  SOLE DISPOSITIVE POWER                                         |
|                               |       |                                                                 |
|            REPORTING          |       |  293,049                                                        |
|                               |       |                                                                 |
|             PERSON            |-------|-----------------------------------------------------------------|
|                               |     8 |  SHARED DISPOSITIVE POWER                                       |
|              WITH             |       |                                                                 |
|                               |       |  2,000                                                          |
|-------------------------------|-------|-----------------------------------------------------------------|
|   9 | AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON                                      |
|     |                                                                                                   |
|     | 295,049                                                                                           |
|-----|---------------------------------------------------------------------------------------------------|
|  10 | CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN                                     |
|     | SHARES*                                                                                     [   ] |
|     |                                                                                              ---- |
|-----|---------------------------------------------------------------------------------------------------|
|  11 | PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)                                                 |
|     |                                                                                                   |
|     | 2.2%                                                                                              |
|-----|---------------------------------------------------------------------------------------------------|
|  12 | TYPE OF REPORTING PERSON*                                                                         |
|     |                                                                                                   |
|     | IN                                                                                                |
-----------------------------------------------------------------------------------------------------------

                      *SEE INSTRUCTION BEFORE FILLING OUT!

                                  SCHEDULE 13G

 CUSIP NO. 824543 10 2

-----------------------------------------------------------------------------------------------------------
|   1 | NAME OF REPORTING PERSON                                                                          |
|     | S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON                                                 |
|     | MTD Products Inc.                                                                                 |
|     | I.R.S. No. 34-0658691                                                                             |
|-----|---------------------------------------------------------------------------------------------------|
|   2 | CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                                       (a) [   ] |
|     |                                                                                              ---- |
|     |                                                                                         (b) [ X ] |
|     |                                                                                              ---- |
|-----|---------------------------------------------------------------------------------------------------|
|   3 | SEC USE ONLY                                                                                      |
|     |                                                                                                   |
|-----|---------------------------------------------------------------------------------------------------|
|   4 | CITIZENSHIP OR PLACE OF ORGANIZATION                                                              |
|     |                                                                                                   |
|     | Ohio Corporation                                                                                  |
|---------------------------------------------------------------------------------------------------------|
|            NUMBER OF          |     5 |  SOLE VOTING POWER                                              |
|                               |       |                                                                 |
|             SHARES            |       |  4,687,735                                                      |
|                               |-------|-----------------------------------------------------------------|
|          BENEFICIALLY         |     6 |  SHARED VOTING POWER                                            |
|                               |       |                                                                 |
|            OWNED BY           |       |  20,000                                                         |
|                               |-------|-----------------------------------------------------------------|
|              EACH             |     7 |  SOLE DISPOSITIVE POWER                                         |
|                               |       |                                                                 |
|            REPORTING          |       |  4,687,735                                                      |
|                               |       |                                                                 |
|             PERSON            |-------|-----------------------------------------------------------------|
|                               |     8 |  SHARED DISPOSITIVE POWER                                       |
|              WITH             |       |                                                                 |
|                               |       |  20,000                                                         |
|-------------------------------|-------|-----------------------------------------------------------------|
|   9 | AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON                                      |
|     |                                                                                                   |
|     | 4,707,735                                                                                         |
|-----|---------------------------------------------------------------------------------------------------|
|  10 | CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN                                     |
|     | SHARES*                                                                                     [   ] |
|     |                                                                                              ---- |
|-----|---------------------------------------------------------------------------------------------------|
|  11 | PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)                                                 |
|     |                                                                                                   |
|     | 36.2%                                                                                             |
|-----|---------------------------------------------------------------------------------------------------|
|  12 | TYPE OF REPORTING PERSON*                                                                         |
|     |                                                                                                   |
|     | CO                                                                                                |
-----------------------------------------------------------------------------------------------------------

                      *SEE INSTRUCTION BEFORE FILLING OUT!

                                  SCHEDULE 13G

 CUSIP NO. 824543 10 2

-----------------------------------------------------------------------------------------------------------
|   1 | NAME OF REPORTING PERSON                                                                          |
|     | S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON                                                 |
|     | Rose M. Fanello                                                                                   |
|     | S.S. No. ###-##-####                                                                              |
|-----|---------------------------------------------------------------------------------------------------|
|   2 | CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                                       (a) [   ] |
|     |                                                                                              ---- |
|     |                                                                                         (b) [ X ] |
|     |                                                                                              ---- |
|-----|---------------------------------------------------------------------------------------------------|
|   3 | SEC USE ONLY                                                                                      |
|     |                                                                                                   |
|-----|---------------------------------------------------------------------------------------------------|
|   4 | CITIZENSHIP OR PLACE OF ORGANIZATION                                                              |
|     |                                                                                                   |
|     | United States of America                                                                          |
|-------------------------------|-------|-----------------------------------------------------------------|
|            NUMBER OF          |     5 |  SOLE VOTING POWER                                              |
|                               |       |                                                                 |
|             SHARES            |       |  175,406                                                        |
|                               |-------|-----------------------------------------------------------------|
|          BENEFICIALLY         |     6 |  SHARED VOTING POWER                                            |
|                               |       |                                                                 |
|            OWNED BY           |       |  1,637,307                                                      |
|                               |-------|-----------------------------------------------------------------|
|              EACH             |     7 |  SOLE DISPOSITIVE POWER                                         |
|                               |       |                                                                 |
|            REPORTING          |       |  175,406                                                        |
|                               |       |                                                                 |
|             PERSON            |-------|-----------------------------------------------------------------|
|                               |     8 |  SHARED DISPOSITIVE POWER                                       |
|              WITH             |       |                                                                 |
|                               |       |  1,637,307                                                      |
|-------------------------------|-------|-----------------------------------------------------------------|
|   9 | AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON                                      |
|     |                                                                                                   |
|     | 175,406                                                                                           |
|-----|---------------------------------------------------------------------------------------------------|
|  10 | CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN                                     |
|     | SHARES*                                                                                     [ X ] |
|     |                                                                                              ---- |
|-----|---------------------------------------------------------------------------------------------------|
|  11 | PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)                                                 |
|     |                                                                                                   |
|     | 1.3%                                                                                              |
|-----|---------------------------------------------------------------------------------------------------|
|  12 | TYPE OF REPORTING PERSON*                                                                         |
|     |                                                                                                   |
|     | IN                                                                                                |
-----------------------------------------------------------------------------------------------------------

                      *SEE INSTRUCTION BEFORE FILLING OUT!

                                  SCHEDULE 13G

 CUSIP NO. 824543 10 2

-----------------------------------------------------------------------------------------------------------
|   1 | NAME OF REPORTING PERSON                                                                          |
|     | S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON                                                 |
|     | Kathleen M. Fanello                                                                               |
|     | S.S. No. ###-##-####                                                                              |
|-----|---------------------------------------------------------------------------------------------------|
|   2 | CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                                       (a) [   ] |
|     |                                                                                              ---- |
|     |                                                                                         (b) [ X ] |
|     |                                                                                              ---- |
|-----|---------------------------------------------------------------------------------------------------|
|   3 | SEC USE ONLY                                                                                      |
|     |                                                                                                   |
|-----|---------------------------------------------------------------------------------------------------|
|   4 | CITIZENSHIP OR PLACE OF ORGANIZATION                                                              |
|     |                                                                                                   |
|     | United States of America                                                                          |
|-------------------------------|-------|-----------------------------------------------------------------|
|            NUMBER OF          |     5 |  SOLE VOTING POWER                                              |
|                               |       |                                                                 |
|             SHARES            |       |  170,139                                                        |
|                               |-------|-----------------------------------------------------------------|
|          BENEFICIALLY         |     6 |  SHARED VOTING POWER                                            |
|                               |       |                                                                 |
|            OWNED BY           |       |  1,637,007                                                      |
|                               |-------|-----------------------------------------------------------------|
|              EACH             |     7 |  SOLE DISPOSITIVE POWER                                         |
|                               |       |                                                                 |
|            REPORTING          |       |  170,139                                                        |
|                               |       |                                                                 |
|             PERSON            |-------|-----------------------------------------------------------------|
|                               |     8 |  SHARED DISPOSITIVE POWER                                       |
|              WITH             |       |                                                                 |
|                               |       |  1,833,012                                                      |
|-------------------------------|-------|-----------------------------------------------------------------|
|   9 | AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON                                      |
|     |                                                                                                   |
|     | 170,139                                                                                           |
|-----|---------------------------------------------------------------------------------------------------|
|  10 | CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN                                     |
|     | SHARES*                                                                                     [ X ] |
|     |                                                                                              ---- |
|-----|---------------------------------------------------------------------------------------------------|
|  11 | PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)                                                 |
|     |                                                                                                   |
|     | 1.3%                                                                                              |
|-----|---------------------------------------------------------------------------------------------------|
|  12 | TYPE OF REPORTING PERSON*                                                                         |
|     |                                                                                                   |
|     | IN                                                                                                |
-----------------------------------------------------------------------------------------------------------

                      *SEE INSTRUCTION BEFORE FILLING OUT!

                                  SCHEDULE 13G

 CUSIP NO. 824543 10 2

-----------------------------------------------------------------------------------------------------------
|   1 | NAME OF REPORTING PERSON                                                                          |
|     | S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON                                                 |
|     |                                                                                                   |
|     | The Richland Bank, as trustee                                                                     |
|-----|---------------------------------------------------------------------------------------------------|
|   2 | CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                                       (a) [   ] |
|     |                                                                                              ---- |
|     |                                                                                         (b) [ X ] |
|     |                                                                                              ---- |
|-----|---------------------------------------------------------------------------------------------------|
|   3 | SEC USE ONLY                                                                                      |
|     |                                                                                                   |
|-----|---------------------------------------------------------------------------------------------------|
|   4 | CITIZENSHIP OR PLACE OF ORGANIZATION                                                              |
|     |                                                                                                   |
|     | United States of America                                                                          |
|-------------------------------|-------|-----------------------------------------------------------------|
|            NUMBER OF          |     5 |  SOLE VOTING POWER                                              |
|                               |       |                                                                 |
|             SHARES            |       |  1,811,623                                                      |
|                               |-------|-----------------------------------------------------------------|
|          BENEFICIALLY         |     6 |  SHARED VOTING POWER                                            |
|                               |       |                                                                 |
|            OWNED BY           |       |  -0-                                                            |
|                               |-------|-----------------------------------------------------------------|
|              EACH             |     7 |  SOLE DISPOSITIVE POWER                                         |
|                               |       |                                                                 |
|            REPORTING          |       |  1,811,623                                                      |
|                               |       |                                                                 |
|             PERSON            |-------|-----------------------------------------------------------------|
|                               |     8 |  SHARED DISPOSITIVE POWER                                       |
|              WITH             |       |                                                                 |
|                               |       |  -0-                                                            |
|-------------------------------|-------|-----------------------------------------------------------------|
|   9 | AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON                                      |
|     |                                                                                                   |
|     | 1,811,623                                                                                         |
|-----|---------------------------------------------------------------------------------------------------|
|  10 | CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN                                     |
|     | SHARES*                                                                                     [   ] |
|     |                                                                                              ---- |
|-----|---------------------------------------------------------------------------------------------------|
|  11 | PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)                                                 |
|     |                                                                                                   |
|     | 13.9%                                                                                             |
|-----|---------------------------------------------------------------------------------------------------|
|  12 | TYPE OF REPORTING PERSON*                                                                         |
|     |                                                                                                   |
|     | BK                                                                                                |
-----------------------------------------------------------------------------------------------------------

                      *SEE INSTRUCTION BEFORE FILLING OUT!

                                  SCHEDULE 13G

 CUSIP NO. 824543 10 2

-----------------------------------------------------------------------------------------------------------
|   1 | NAME OF REPORTING PERSON                                                                          |
|     | S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON                                                 |
|     |                                                                                                   |
|     | Key Trust Company of Ohio, N.A., as trustee                                                       |
|-----|---------------------------------------------------------------------------------------------------|
|   2 | CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                                       (a) [   ] |
|     |                                                                                              ---- |
|     |                                                                                         (b) [ X ] |
|     |                                                                                              ---- |
|-----|---------------------------------------------------------------------------------------------------|
|   3 | SEC USE ONLY                                                                                      |
|     |                                                                                                   |
|-----|---------------------------------------------------------------------------------------------------|
|   4 | CITIZENSHIP OR PLACE OF ORGANIZATION                                                              |
|     |                                                                                                   |
|     | United States of America                                                                          |
|-------------------------------|-------|-----------------------------------------------------------------|
|            NUMBER OF          |     5 |  SOLE VOTING POWER                                              |
|                               |       |                                                                 |
|             SHARES            |       |  1,807,146                                                      |
|                               |-------|-----------------------------------------------------------------|
|          BENEFICIALLY         |     6 |  SHARED VOTING POWER                                            |
|                               |       |                                                                 |
|            OWNED BY           |       |  -0-                                                            |
|                               |-------|-----------------------------------------------------------------|
|              EACH             |     7 |  SOLE DISPOSITIVE POWER                                         |
|                               |       |                                                                 |
|            REPORTING          |       |  -0-                                                            |
|                               |       |                                                                 |
|             PERSON            |-------|-----------------------------------------------------------------|
|                               |     8 |  SHARED DISPOSITIVE POWER                                       |
|              WITH             |       |                                                                 |
|                               |       |  1,807,146                                                      |
|-------------------------------|-------|-----------------------------------------------------------------|
|   9 | AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON                                      |
|     | 1,807,146                                                                                         |
|     |                                                                                                   |
|-----|---------------------------------------------------------------------------------------------------|
|  10 | CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN                                     |
|     | SHARES*                                                                                     [   ] |
|     |                                                                                              ---- |
|-----|---------------------------------------------------------------------------------------------------|
|  11 | PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)                                                 |
|     |                                                                                                   |
|     | 13.8%                                                                                             |
|-----|---------------------------------------------------------------------------------------------------|
|  12 | TYPE OF REPORTING PERSON*                                                                         |
|     |                                                                                                   |
|     | BK                                                                                                |
-----------------------------------------------------------------------------------------------------------

                      *SEE INSTRUCTION BEFORE FILLING OUT!

         This Amendment No. 4 (this "Amendment") amends and supplements Amendment No. 3 filed on February 14, 1997, as amended by Amendment No. 2 filed on February 14, 1996 as amended by Amendment No. 1 filed on February 14, 1995, which amended and supplemented the Schedule 13G filed on February 14, 1994 (the "Schedule 13G"), with the Securities and Exchange Commission (the "Commission") on behalf of certain of the signatories to the Stockholders Agreement, dated as of June 22, 1993, by and among the stockholders listed therein and Shiloh Industries, Inc. (the "Company"), as amended by the First Amendment to the Stockholders Agreement, dated as of March 11, 1994 (the "Stockholders Agreement").

ITEM 1.

         (a)      Name of Issuer: Shiloh Industries, Inc.

         (b)      Address of Issuer's Principal Executive Offices:

                           Suite 350, 1013 Centre Road
                           Wilmington, Delaware 19805

ITEM 2.

         (a)-(e). Pursuant to Rule 13d-1(f)(1)-(2) of Regulation 13D-G of the General Rules and Regulations under the Exchange Act, this Schedule 13G is filed on behalf of certain individuals and trusts identified below (the "Reporting Persons") who, pursuant to Rule 13d-5(b)(1), may be deemed as a group to have acquired beneficial ownership of the Common Stock, par value $.01 per share (the "Common Stock"), of the Company as a result of such individuals and trusts becoming signatories to the Stockholders Agreement.

         Although the Reporting Persons are making this joint filing, neither the fact of this filing nor anything contained herein shall be deemed to be an admission by the Reporting Persons that a group exists within the meaning of the Exchange Act.

         The names and the resident address of the Reporting Persons are listed below. All of the individuals listed below are citizens of the United States of America. Each Reporting Person beneficially owns shares of Common Stock, CUSIP No. 824543 10 1.

      NAME                                         ADDRESS
----------------------------------------------------------
Dominick C. Fanello                         2521 Hanley Road
                                            Lucas, OH 44843

James C. Fanello                            2577 East Hanley Road
                                            Lucas, OH 44843

Robert L. Grissinger                        2035 Greenbriar Drive
                                            Mansfield, OH 44907

Robert E. Sutter                            51A Rome-Greenwhich Road
                                            Shiloh, OH 44878

Rose M. Fanello                             2521 Hanley Road
                                            Lucas, OH 44843

Kathleen M. Fanello                         2577 East Hanley Road
                                            Lucas, OH 44843

         The names and principal business address of the corporations which are Reporting Persons and may also be deemed to share beneficial ownership of the Common Stock (also beneficially owned by certain of the Reporting Persons listed above) as trustees of trusts that are signatories to the Stockholders Agreement is as follows:

         MTD Products Inc is organized under the laws of the State of Ohio. The principal executive offices of MTD Products Inc are located at 5965 Grafton Road, Valley City, Ohio 44280.

         The Richland Bank acts as trustee for the Dominick C. Fanello Trust and Rose M. Fanello Trust. The address of The Richland Bank is 3 North Main Street, Mansfield, Ohio 44902. The Richland Bank, as trustee, is a party to the Stockholders Agreement and may be deemed to beneficially own shares of Common Stock in such fiduciary capacity.

         Key Trust Company of Ohio, N.A., formerly known as Society Bank & Trust ("Key Trust") acts as trustee for the James C. Fanello Trust and the Kathleen M. Fanello Trust. The address of Key Trust is 42 North Main Street, Mansfield, Ohio 44902. Key Trust, as trustee, is a party to the Stockholders Agreement and may be deemed to beneficially own shares of Common Stock in such capacity.

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO RULES 13D-1(B), OR 13D-2(B), CHECK WHETHER THE PERSON FILING IS A :

         Not applicable.

ITEM 4.  OWNERSHIP.

         Item 4 of the Schedule 13G hereby is amended by deleting such Item 4 in its entirety and replacing it with the following:

         (a)-(c). Although each Reporting Person disclaims beneficial ownership of any shares of Common Stock beneficially owned by each other Reporting Person, pursuant to the Exchange Act and the regulations thereunder, the Reporting Persons may be deemed as a group to have acquired beneficial ownership of 9,025,602 shares of Common Stock, the aggregate number of shares of Common Stock which are subject to the terms of the Stockholders Agreement, representing 68.7% of the outstanding Common Stock as of December 31, 1997.

         Each person named in response to Item 2 hereof has, as of December 31, 1997, sole or shared power to vote or to direct the vote and sole or shared power to dispose or to direct the disposition of the Common Stock as follows:

         Dominick C. Fanello. Mr. D. Fanello has the sole power to vote and to dispose of 1,637,007 shares of Common Stock currently held by The Richland Bank, as trustee for the Dominick C. Fanello Trust, due to an immediate right to revoke such trust. Mr. D. Fanello also has the sole power to vote and to dispose of 300 shares of Common Stock he holds as custodian for three minor grandchildren. Mr. D. Fanello is the husband of Rose M. Fanello; consequently, Mr. D. Fanello may be deemed to have shared voting and dispositive power with respect to the 174,616 shares of Common Stock beneficially owned by his wife pursuant to a trust and 790 shares owned of record by his wife. Collectively, these shares of Common Stock constitute approximately 13.9% of the outstanding Common Stock of the Company.

         James C. Fanello. Mr. J. Fanello has the sole power to vote and to dispose of 1,637,007 shares of Common Stock that are currently held by Key Trust, as trustee for the James C. Fanello Trust, due to an immediate right to revoke such trust. Mr. J. Fanello currently shares dispositive power with the trustee as to the 1,637,007 shares held by the trust. In addition, Mr. J. Fanello has the right to acquire 25,000 shares of Common Stock subject to the exercise of stock options, which are currently exercisable and he owns 866 shares of Common Stock through his participation in the Company's defined contribution benefit plans. Mr. J. Fanello is the husband of Kathleen M. Fanello; consequently, Mr. Fanello may be deemed to have shared voting and dispositive power with respect to the 170,139 shares owned by his wife. Collectively, the shares of Common Stock constitute approximately 14.0% of the outstanding Common Stock of the Company.

         Robert L. Grissinger. Mr. Grissinger has the sole power to vote and to dispose of 301,549 shares of Common Stock. In addition, Mr. Grissinger is deemed to have the sole power to vote and to dispose of 102,500 shares of Common Stock he may acquire through the exercise of stock options. Mr. Grissinger serves as a trustee of the Company's defined contribution benefit plans and, in such capacity, exercises shared voting and dispositive power with respect to the 106,906 shares of Common Stock held by such benefit plans. Mr. Grissinger disclaims beneficial ownership of the 106,906 shares held by the benefit plans. Collectively, these 510,955 shares of Common Stock constitute approximately 3.9% of the outstanding Common Stock of the Company.

         Robert E. Sutter. Mr. Sutter has the sole power to vote and to dispose of 293,049 shares of Common Stock. Mr. Sutter may be deemed to have shared voting and dispositive power with respect to 2,000 shares of Common Stock owned by his spouse. These 295,049 shares of Common Stock constitute approximately 2.2% of the outstanding Common Stock of the Company.

         MTD Products Inc. MTD Products Inc has the sole power to vote and to dispose of 4,687,735 shares of Common Stock. In addition, MTD Products Inc. shares voting and investment power with respect to 20,000 shares of Common Stock held by the Jochum-Moll Foundation. The holdings for MTD Products Inc constitute approximately 36.2% of the outstanding Common Stock of the Company.

         Rose M. Fanello. Ms. Fanello has the sole power to vote and to dispose of 174,616 shares of Common Stock that are currently held by The Richland Bank, as trustee for the Rose M. Fanello Trust, due to an immediate right to revoke such trust, and of 790 shares owned of record by Ms. Fanello, which constitutes approximately 1.3% of the outstanding Common Stock of the Company. Ms. Fanello is the wife of Dominick C. Fanello, consequently Ms. Fanello may be deemed to have shared voting and dispositive power with respect to 1,637,307 of the shares of Common Stock beneficially owned by her husband. Ms. Fanello disclaims beneficial ownership of these 1,637,307 shares.

         Kathleen M. Fanello. Ms. Fanello has the sole power to vote and to dispose of 170,139 shares of Common Stock that are currently held by Key Trust, as trustee for the Kathleen M. Fanello Trust, due to an immediate right to revoke such trust, which collectively constitutes approximately 1.3% of the outstanding Common Stock. Ms. Fanello currently shares dispositive power with the trustee as to the 170,139 shares held by the trust. Ms. Fanello is the wife of James C. Fanello; consequently, Ms. Fanello may be deemed to have shared voting and dispositive power with respect to 1,662,873 of the shares beneficially owned by her husband. Ms. Fanello disclaims beneficial ownership of these 1,662,873 shares.

         The Richland Bank. As trustee for the Dominick C. Fanello Trust and the Rose M. Fanello Trust, The Richland Bank may be deemed to have sole power to vote and to dispose of an aggregate of 1,811,623 shares of Common Stock, which constitutes approximately 13.9% of the outstanding Common Stock. The Bank disclaims beneficial ownership of these shares.

         Key Trust Company of Ohio, N.A. As trustee for the James C. Fanello Trust and the Kathleen M. Fanello Trust, Key Trust may be deemed to have the sole power to vote and shared power to dispose of an aggregate of 1,807,146 shares of Common Stock, which collectively constitutes approximately 13.8% of the outstanding Common Stock. Key Trust disclaims beneficial ownership of these shares.

ITEM 5.  OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

         Not Applicable.

ITEM 6.  OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON

         See Response to Item 4.

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY

         Not Applicable.

ITEM 8.  IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP

         This Schedule 13G is being filed by a group pursuant to Rule 13d-1(c). See EXHIBIT D attached hereto for the identity of each member of the group.

ITEM 9.  NOTICE OF DISSOLUTION OF GROUP

         Not Applicable.

ITEM 10. CERTIFICATION

         Not Applicable.

                                    SIGNATURE

         After reasonable inquiry and to the best of our knowledge and belief, we certify that the information set forth in this statement is true, complete and correct.

Dated: February 17, 1998               By:  /s/ G. Rodger Loesch
                                            ------------------------------------
                                       Name: G. Rodger Loesch*

                                       Attorney-in-Fact for the Following
                                       Reporting Persons:

                                       *Dominick C. Fanello
                                       *James C. Fanello
                                       *Robert L. Grissinger
                                       *Robert E. Sutter
                                       *MTD Products Inc
                                       *Rose M. Fanello
                                       *Kathleen M. Fanello
                                       *The Richland Bank, as trustee
                                       *Key Trust of Ohio, N.A., as trustee

* In accordance with Rule 13d-l(f)(1)(iii) of Regulation 13D-G of the General Rules and Regulations under the Exchange Act, this Amendment No. 4 to the
Schedule 13G is filed pursuant to an agreement among the above listed parties, which was attached as EXHIBIT A1 to the Amendment No. 2 to the Schedule 13G previously filed with the SEC on February 14, 1996. The Powers of Attorney authorizing G. Rodger Loesch to act on behalf of each of the above listed parties was attached as EXHIBIT C to the Schedule 13G previously filed with the SEC on February 14, 1994.

                                  EXHIBIT INDEX

EXHIBIT NO.              EXHIBIT DESCRIPTION                                PAGE
--------------------------------------------------------------------------------

    D                    Identification of Members of the Group.

                                                                       EXHIBIT D

                     IDENTIFICATION OF MEMBERS OF THE GROUP

                  This Schedule 13G is filed by members of a group pursuant to Rule 13d-1(c) under the Securities Exchange Act of 1934. The identification of members of the group is as follows:



NAME                                                 TYPE OF REPORTING PERSON
--------------------------------------------------------------------------------

Dominick C. Fanello                                  Individual

James C. Fanello                                     Individual

Robert L. Grissinger                                 Individual

Robert E. Sutter                                     Individual

MTD Products Inc                                     Corporation

Rose M. Fanello                                      Individual

Kathleen M. Fanello                                  Individual

The Richland Bank                                    Bank

Key Trust Company of Ohio, N.A.                      Bank